                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                        BREMER INVESTMENT FUNDS, INC.
                            (Name* of Registrant)

                                P. O. BOX 1956
                          ST. CLOUD, MINNESOTA 56302
 (Address of Principal Business Office (No. & Street, City, State, Zip Code))

                                (320) 255-7174
                   (Telephone Number (including Area Code))

                              STEVEN A. LARAWAY
                                P.O. BOX 1956
                          ST. CLOUD, MINNESOTA 56302
              (Name and Address of Agent for Service of Process)

Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        Yes       /x/**                 No    / /

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of St. Cloud and State of Minnesota on the 7th day of November, 1996.


(NO CORPORATE SEAL)                     BREMER INVESTMENT FUNDS, INC.


                                        By: /s/ Steven A. Laraway
                                            ---------------------------
                                            STEVEN A. LARAWAY
                                            ITS PRESIDENT
Attest: /s/ Paul W. Gifford, Jr.
       ---------------------------
       Paul W. Gifford, Jr.
       ---------------------------
                         (Name)
       Secretary
       ---------------------------
                        (Title)


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 *      See footnote 1 to Item 1.
**      See Instructions 4(b) and 4(f)